EXHIBIT 99.1



For Immediate Release:
February 6, 2003

DICE INC. ANNOUNCES NASDAQ PANEL DETERMINATION STOCK TO BE DELISTED FROM SMALLCAP MARKET; ELIGIBLE IMMEDIATELY FOR OTC BULLETIN BOARD TRADING AS DICE

New York, NY-- February 6, 2003-- Dice Inc. (Nasdaq: DICEC) reported that it received on February 5, 2003 a Nasdaq Listing Qualifications Panel Determination that effective at the open of business on February 7, 2003 its common stock will be delisted from The Nasdaq Stock Market.

According to Nasdaq, the Company's securities will be eligible for quotation on the OTC Bulletin Board effective with the open of business on February 7, 2003. The OTC Bulletin Board symbol assigned to the Company will be "DICE."

The Company stated that, as announced on January 28, 2003, it has entered into an agreement with its largest noteholder to restructure the Company's capital structure via a debt for equity exchange to be effected through a pre-arranged bankruptcy filing. The Company plans to emerge from the process as a privately held, essentially debt-free company by mid-2003.

As previously reported by the Company, on January 9, 2003 Nasdaq transferred the listing of Dice Inc. to The Nasdaq SmallCap Market pursuant to an exception, based on the Company's meeting certain conditions by January 31, 2003 and other conditions by March 28, 2003. The Panel has determined that the Company failed to fully satisfy the initial conditions of the exception.

About Dice Inc.
Dice Inc. (Nasdaq: DICEC, http://about.dice.com) is the leading provider of online recruiting services for technology professionals. Dice Inc. provides services to hire, train and retain technology professionals through its two operating companies, dice.com, the leading online technology-focused job board, as ranked by Media Metrix and IDC, and MeasureUp, a leading provider of assessment and preparation products for technology professional certifications.

Corporate Profile
Dice Inc.'s corporate profile can be viewed at http://about.dice.com.

This press release contains forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to anticipated cash resources, the proposed restructuring plan, proposed new capital structure, or proposed private company structure, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, failure to meet restructuring plan objectives or to execute the restructuring plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Dice Inc. disclaims any obligation to update this information, except as required by law.

Company Contact Information                         Media Contact Information
Michael P. Durney                                   Claudine Cornelis
Senior Vice President, Finance and                  Stephanie Sampiere
Chief Financial Officer                             FD Morgen-Walke
                                                    tel: 212-850-5600
Constance Melrose
Vice President, Treasury and Investor Relations     Investor Relations Contact
                                                    Information
Dice Inc.                                           Richard Schineller
ir@dice.com                                         3rd Millennium
-----------                                         rich@3rd-mm.com
tel: 212-725-6550
                                                    tel: 973-244-7800, ext. 1711